Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the LandAmerica Financial Group, Inc. 423 Employee Stock Purchase Plan for the registration of 1,500,000 shares of common stock of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc., LandAmerica Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

     Ernst & Young LLP

Richmond, Virginia

May 16, 2005